Exhibit 99.(j)

Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in each Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment No. 11 to the Registration Statement (Form N-1A, No. 333-104972) of Morgan Stanley Institutional Liquidity Funds and to the incorporation by reference of our report dated December 23, 2010 on the Money Market Portfolio, Prime Portfolio, Government Portfolio, Government Securities Portfolio, Treasury Portfolio, Treasury Securities Portfolio and Tax-Exempt Portfolio (seven of the portfolios of Morgan Stanley Institutional Liquidity Funds) included in the Annual Report to Shareholders for the fiscal year ended October 31, 2010.

Boston, Massachusetts

February 23, 2011